FORESTAR REPORTS FOURTH QUARTER AND FISCAL 2023 RESULTS

ARLINGTON, Texas (Business Wire) - November 7, 2023 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its fourth quarter and fiscal year ended September 30, 2023.

Fiscal 2023 Fourth Quarter Highlights
All comparisons are year-over-year

•Net income increased 43% to $72.4 million or $1.44 per diluted share
•Pre-tax income increased 44% to $95.4 million, with a pre-tax profit margin of 17.4%
•Revenues increased 44% to $549.7 million on 4,986 lots sold

Fiscal 2023 Highlights
All comparisons are year-over-year

•Net income of $166.9 million or $3.33 per diluted share
•Pre-tax income of $221.6 million, with a pre-tax profit margin of 15.4%
•Revenues of $1.4 billion on 14,040 lots sold
•Owned and controlled 79,200 lots at September 30, 2023
•Return on equity of 13.2%
•Book value per share increased 14% to $27.43

Daniel Bartok, CEO, said, “The Forestar team finished the year strong in the fourth quarter, highlighted by a 44% increase in pre-tax income to $95.4 million on revenues of $549.7 million, with a pre-tax profit margin of 17.4%. We sold 4,986 lots in the quarter, demonstrating the resiliency of the new home market and builder demand despite higher mortgage interest rates. For the full year of fiscal 2023, the team generated $221.6 million of pre-tax income on revenues of $1.4 billion, with a pre-tax profit margin of 15.4%.

“The supply of vacant developed lots, particularly at affordable price points, continues to be constrained across most of the country. With our strong balance sheet and low leverage, broad geographic footprint, attractive land portfolio and relationship with the nation’s largest builder, Forestar is well-positioned to continue to consolidate market share in the highly fragmented and under-capitalized lot development industry.”

Financial Results
Net income for the fourth quarter of fiscal 2023 increased 43% to $72.4 million, or $1.44 per diluted share, compared to $50.8 million, or $1.02 per diluted share, in the same quarter of fiscal 2022. Pre-tax income for the quarter increased 44% to $95.4 million from $66.4 million in the same quarter of fiscal 2022. Revenues for the quarter increased 44% to $549.7 million from $381.4 million in the same quarter of fiscal 2022.

Net income for the fiscal year ended September 30, 2023 decreased 7% to $166.9 million, or $3.33 per diluted share, compared to $178.8 million, or $3.59 per diluted share, in fiscal 2022. Pre-tax income for fiscal 2023 decreased 6% to $221.6 million from $235.8 million in the same period of fiscal 2022. Fiscal 2023 results include $19.4 million of pre-tax real estate impairment charges to cost of sales compared to $3.8 million in fiscal 2022. Revenues for fiscal 2023 decreased 5% to $1.4 billion from $1.5 billion in fiscal 2022.

The Company’s return on equity was 13.2% for fiscal 2023. Return on equity is calculated as net income for the year divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the fourth quarter increased 27% to 4,986 lots compared to 3,914 lots in the same quarter of fiscal 2022. During the fourth quarter of fiscal 2023, Forestar sold 684 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 842 lots in the prior year quarter.

Lots sold during fiscal 2023 decreased 21% to 14,040 lots compared to 17,691 lots in fiscal 2022. During fiscal 2023, 1,791 lots were sold to customers other than D.R. Horton compared to 2,796 lots in fiscal 2022. Lots sold to customers other than D.R. Horton in fiscal 2023 included 252 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date compared to 943 lots in fiscal 2022.

The Company’s lot position at September 30, 2023 was 79,200 lots, of which 52,400 were owned and 26,800 were controlled through land and lot purchase contracts. Lots owned at September 30, 2023 included 6,400 that were fully developed. Of the Company’s owned lot position at September 30, 2023, 15,000 lots, or 29%, were under contract to be sold, representing approximately $1.3 billion of future revenue. Another 17,000 lots, or 32%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at September 30, 2023.

Capital Structure, Leverage and Liquidity
Forestar ended the fiscal year with $616.0 million of unrestricted cash and $382.3 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $998.3 million. Debt at September 30, 2023 totaled $695.0 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio at the end of the year was 5.5%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “The Forestar team delivered a solid year with over 14,000 lots sold and a double-digit pre-tax profit margin of 15.4%. As we look forward to fiscal 2024, we currently expect to deliver between 14,500 lots and 15,500 lots, generating $1.4 billion to $1.5 billion of revenue. We will continue to adjust to market conditions and maximize returns by balancing our pace of sales and lot pricing in each of our projects.

“Forestar is uniquely positioned to take advantage of the shortage of finished lots in the homebuilding industry. Our strong balance sheet and ample liquidity give us the flexibility to invest in land development opportunities to position the Company for growth beyond fiscal 2024, and we expect to aggregate significant market share over the next few years. We will maintain our disciplined approach to investing capital to enhance the long-term value of Forestar.”

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, November 7) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 177573, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 54 markets and 22 states. Based in Arlington, Texas, the Company delivered more than 14,000 residential lots during its fiscal year ended September 30, 2023. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that the supply of vacant developed lots, particularly at affordable price points, continues to be constrained across most of the country and with our strong balance sheet and low leverage, broad geographic footprint, attractive land portfolio and relationship with the nation’s largest builder, Forestar is well-positioned to continue consolidate market share in the highly fragmented and under-capitalized lot development industry. The forward-looking statements also include that as we look forward to fiscal 2024, we currently expect to deliver between 14,500 lots and 15,500 lots, generating $1.4 billion to $1.5 billion of revenue; we will continue to adjust to market conditions and maximize returns by balancing our pace of sales and lot pricing in each of our projects; Forestar is uniquely positioned to take advantage of the shortage of finished lots in the homebuilding industry; our strong balance sheet and ample liquidity give us the flexibility to invest in land development opportunities to position the Company for growth beyond fiscal 2024, and we expect to aggregate significant market share over the next few years; and we will maintain our disciplined approach to investing capital to enhance the long-term value of Forestar.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic, including the impact of COVID-19 on the economy and our business; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are or will be filed with the Securities and Exchange Commission.

Contact
Katie Smith, 817-769-1860
Director of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,
	2023	2022
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$616.0	$264.8
Real estate	1,790.3	2,022.4
Investment in unconsolidated ventures	0.5	0.5
Property and equipment, net	5.9	5.7
Other assets	58.0	49.6
Total assets	$2,470.7	$2,343.0
LIABILITIES
Accounts payable	$68.4	$72.2
Accrued development costs	104.1	122.3
Earnest money on sales contracts	121.4	136.2
Deferred tax liability, net	50.7	36.9
Accrued expenses and other liabilities	61.2	70.1
Debt	695.0	706.0
Total liabilities	1,100.8	1,143.7
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,903,713 and 49,761,480 shares issued and outstanding at September 30, 2023 and 2022, respectively	49.9	49.8
Additional paid-in capital	644.2	640.6
Retained earnings	674.8	507.9
Stockholders' equity	1,368.9	1,198.3
Noncontrolling interests	1.0	1.0
Total equity	1,369.9	1,199.3
Total liabilities and equity	$2,470.7	$2,343.0

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
	(In millions, except per share amounts)
Revenues	$549.7	$381.4	$1,436.9	$1,519.1
Cost of sales	434.1	292.2	1,132.8	1,195.1
Selling, general and administrative expense	26.4	23.7	97.7	93.6
Equity in earnings of unconsolidated ventures	—	(0.1)	—	(1.2)
Gain on sale of assets	—	—	(1.6)	(3.2)
Interest and other income	(6.2)	(0.8)	(13.6)	(1.0)
Income before income taxes	95.4	66.4	221.6	235.8
Income tax expense	23.0	15.6	54.7	57.0
Net income	$72.4	$50.8	$166.9	$178.8

Basic net income per common share	$1.45	$1.02	$3.34	$3.59
Weighted average number of common shares	50.1	49.9	50.0	49.8

Diluted net income per common share	$1.44	$1.02	$3.33	$3.59
Adjusted weighted average number of common shares	50.4	49.9	50.1	49.8

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
	(In millions)
Residential lot sales:
Development projects	$485.4	$341.4	$1,275.7	$1,420.2
Lot banking projects	—	6.2	—	33.5
(Increase) decrease in contract liabilities	(4.1)	(0.3)	—	1.8
	481.3	347.3	1,275.7	1,455.5
Deferred development projects	4.3	6.4	29.0	26.8
	485.6	353.7	1,304.7	1,482.3
Tract sales and other	64.1	27.7	132.2	36.8
Total revenues	$549.7	$381.4	$1,436.9	$1,519.1

	RESIDENTIAL LOTS SOLD
	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Development projects	4,986	3,861	14,040	16,454
Lot banking projects	—	53	—	383
	4,986	3,914	14,040	16,837
Deferred development projects	—	—	—	854
	4,986	3,914	14,040	17,691

Average sales price per lot (1)	$97,400	$88,800	$90,900	$86,300

			LOT POSITION
			September 30,
			2023	2022
Lots owned			52,400	61,800
Lots controlled under land and lot purchase contracts			26,800	28,300
Total lots owned and controlled			79,200	90,100

Owned lots under contract to sell to D.R. Horton			14,400	17,800
Owned lots under contract to customers other than D.R. Horton			600	1,400
Total owned lots under contract			15,000	19,200

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			17,000	18,900
Owned lots fully developed			6,400	5,500
_____________
(1)Excludes lots sold from deferred development projects and any impact from change in contract liabilities.